Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

January 21, 2020

1Life Healthcare, Inc.

One Embarcadero Center, 19th Floor

San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as counsel to 1Life Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-235792) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 17,500,000 shares of the Company’s common stock, par value $0.001 (“Shares”) (including up to 2,625,000 Shares that may be sold by the Company upon exercise of an option to purchase additional shares to be granted to the underwriters).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.2 and 3.4, to the Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company, or the Pricing Committee thereof, in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”) and that the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before the issuance of the Shares. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

1Life Healthcare, Inc.

January 21, 2020

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com